As filed with the Securities and Exchange Commission on July 18, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

MakeMyTrip Limited

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Mauritius	000000000
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

19th Floor, Building No. 5

DLF Cyber City

Gurgaon, 122002, India

(91-124) 439-5000

(Address and telephone number of Registrant’s principal executive offices)

MakeMyTrip Inc.

60 East 42 Street

Suite 605

New York, NY 10165

USA

(212) 760 1511

(Name, address and telephone number of agent for service)

Copy to:

Rajiv Gupta, Esq.

Michael W. Sturrock, Esq.

Latham & Watkins LLP

9 Raffles Place #42-02

Republic Plaza

Singapore 048619

(65) 6536-1161

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company  ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Secondary Offering Ordinary Shares	15,357,028	$32.59(4)	$500,485,542.52(1)	$58,006.27

(1)	Estimated based upon the average of the high and low prices of the ordinary shares of the registrant on the Nasdaq Global Market as of July 13, 2017 pursuant to Rule 457(c) under the Securities Act.

PROSPECTUS

MakeMyTrip Limited

Ordinary Shares

This prospectus relates to up to 15,357,028 of our ordinary shares, which may be offered for sale from time to time, in one or more offerings, by the selling shareholders named in this prospectus. The shares offered by the selling shareholders in this prospectus include shares that were issued pursuant to a private placement of our ordinary shares completed on May 5, 2017 (the “Private Placement”) as well as 9,857,028 ordinary shares, which were issued to Ctrip.com International, Ltd. (“Ctrip”) pursuant to the conversion of convertible notes on October 28, 2016. We will not receive any proceeds from the sale of ordinary shares by the selling shareholders.

At any time a particular offer of the ordinary shares covered by this prospectus is made by any selling shareholder, we will provide a prospectus supplement, if required. Any such prospectus supplement will provide specific information about the terms of that offering and also may add, update or change information contained in this prospectus.

The selling shareholders may offer the ordinary shares independently or together for sale directly to purchasers or through underwriters, dealers or agents to be designated at a future date. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the “Plan of Distribution” and “About this Prospectus” sections for more information.

You should read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus carefully before you invest in any of our securities. Our ordinary shares are listed on the Nasdaq Global Market under the symbol “MMYT.”

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 3.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated July 18, 2017

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under the shelf registration process, the selling shareholders may, over time, sell the securities described in this prospectus or in any applicable prospectus supplement in one or more offerings. If required by applicable law, each time one or more selling shareholders sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering and the selling shareholders. We may also add, update or change in a prospectus supplement any information contained in this prospectus. To the extent that any statement made in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the prospectus supplement. You should read this prospectus and any accompanying prospectus supplement, as well as any post-effective amendments to the registration statement of which this prospectus is a part, together with the additional information described under the sections of this prospectus titled “Where You Can Find More Information” and “Incorporation by Reference” before you make any investment decision.

The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement can be read at the SEC website or at the SEC offices mentioned under the heading “Where You Can Find More Information.”

When acquiring any ordinary shares discussed in this prospectus, you should rely only on the information provided in this prospectus and in any applicable prospectus supplement, including the information incorporated by reference. Neither we nor any selling shareholder nor any underwriter, dealer or agent has authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor any selling shareholder is offering our ordinary shares in any jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is truthful or complete at any date other than the date mentioned on the cover page of these documents.

The selling shareholders may sell our ordinary shares to underwriters who will sell the securities to the public at a fixed offering price or at varying prices determined at the time of sale. The applicable prospectus supplement will contain the names of the underwriters, dealers or agents, if any, together with the terms of offering and the compensation of those underwriters, dealers or agents. Any underwriters, dealers or agents participating in the offering may be deemed “underwriters” within the meaning of the Securities Act.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to:

•	“Class B Shares” are to Class B convertible ordinary shares, par value $0.0005 per share, of MMT, which have the rights and preferences set forth in the Terms of Issue;

•	“ibibo Group” are to Ibibo Group Holdings (Singapore) Pte. Ltd., together with its subsidiaries;

•	“ibibo India” are to Ibibo Group Private Limited;

•	“MIH Internet” are to MIH Internet SEA Pte. Ltd.;

•	“MMT,” “MakeMyTrip,” “our company,” “we,” “our” and “us” are to MakeMyTrip Limited, a public company incorporated under the laws of Mauritius, and its subsidiaries;

•	“MMT India” are to MakeMyTrip (India) Private Limited;

•	“Terms of Issue” are to the terms of issue governing the rights and preferences of Class B Shares;

•	“US” are to the United States of America, its territories and its possessions; “Mauritius” are to the Republic of Mauritius; and “India” are to the Republic of India; and

•	“$” or “dollars” or “US dollars” are to the legal currency of the US; and “Rs.”, “Rupees” or “Indian Rupees” are to the legal currency of India.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and accompanying prospectus supplements contain or incorporate statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements.

In some cases, these forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “potential,” “continue,” “is/are likely to” or other similar expressions.

These forward-looking statements are subject to risks, uncertainties and assumptions, some of which are beyond our control. In addition, these forward-looking statements reflect our current views with respect to future events and are not a guarantee of future performance. Actual outcomes may differ materially from the information contained in the forward-looking statements.

The forward-looking statements made in this prospectus and any accompanying prospectus supplement relate only to events or information as of the date on which the statements are made. Our actual results, performance, or achievement may differ from those expressed in, or implied by, these forward-looking statements. Accordingly, we can give no assurances that any of the events anticipated by these forward-looking statements will transpire or occur or, if any of the foregoing factors or other risks and uncertainties described elsewhere in this prospectus and any accompanying prospectus supplement were to occur, what impact they would have on these forward-looking statements, including our results of operations or financial condition. In view of these uncertainties, you are cautioned not to place undue reliance on these forward-looking statements.

Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should refer to our periodic and current reports filed with the SEC for specific risks which could cause actual results to be significantly different from those expressed or implied by these forward-looking statements.

The “Risk Factors” section of this prospectus directs you to a description of the principal contingencies and uncertainties to which we believe we are subject.

OUR COMPANY

We are a leading online travel company in India. Through our primary websites, www.makemytrip.com, www.goibibo.com and www.redbus.in, and mobile platforms, travelers can research, plan and book a wide range of travel services and products in India as well as overseas. Our services and products include air ticketing, hotels and packages, rail tickets, bus tickets, car hire and ancillary travel requirements such as facilitating access to third-party travel insurance and visa processing. As of March 31, 2017, we provided our customers with access to all major domestic full-service and low-cost airlines operating in India and all major airlines operating to and from India, over 40,000 hotels and over 13,500 alternative accommodations in India, over 240,000 hotels and properties outside India, Indian Railways and over 1,900 bus operators, including several major Indian and Singapore bus operators.

We commenced operations in 2000 with a focus on the non-resident Indian market in the United States, primarily servicing its demand for United States to India air tickets. We started our Indian business with the launch of our Indian MakeMyTrip website in September 2005. We currently target our services and travel products to leisure travelers and corporate travelers who prefer to make their own travel arrangements through our online and offline sales channels.

We have invested significant capital in our infrastructure and in sales and marketing efforts to build our brand, acquire customers and gain recognition, and recorded net losses for each of our fiscal years except for fiscal years 2011 and 2012. We recorded net losses in fiscal years 2009 and 2010 of $(7.3) million and $(6.2) million, respectively, and recorded net profits of $4.8 million and $7.0 million, respectively, in fiscal years 2011 and 2012. We recorded a net loss of $(27.6) million, $(20.9) million, $(18.4) million, $(88.5) million and $(110.3) million in fiscal years 2013, 2014, 2015, 2016 and 2017, respectively.

We have leveraged our significant market share in air tickets and our strong brand to rapidly diversify into the hotels and packages business, which represented 51.3% of our revenue less service cost during fiscal year 2017 and 51.1% in fiscal year 2016. The number of transactions for air tickets and hotels and packages booked through us was 5.4 million and 1.4 million, respectively, in fiscal year 2015, 7.0 million and 3.1 million, respectively, in fiscal year 2016 and 9.4 million and 6.9 million, respectively, in fiscal year 2017. Our revenue less service cost was $138.9 million in fiscal year 2015, $169.0 million in fiscal year 2016, and $273.7 million in fiscal year 2017.

Our websites and mobile platforms are designed to provide our customers with a user-friendly experience. According to SimilarWeb, our www.makemytrip.com desktop and mobile websites had a total average of over 11.2 million active users per month in fiscal year 2017, our www.goibibo.com desktop website had an average of over 1.7 million active users per month in fiscal year 2017, and our www.redbus.in desktop website had an average of over 1.9 million active users per month in fiscal year 2017. While we experienced a slight decrease in the average number of active users per month on our desktop websites during fiscal year 2017, we believe that this is due to more customers shifting towards using our mobile website and mobile applications instead of our desktop website as a result of the increased use of smartphones and mobile devices in India.

Customers are able to make bookings on our MakeMyTrip, goibibo and redBus mobile and desktop sites accessible through www.makemytrip.com, www.goibibo.com and www.redbus.in, respectively, and through our mobile applications for iOS, Android and Windows, which allow bookings for Indian and international flights, hotels and holiday packages, and Indian bus offerings, trains and inter-city cabs. Our mobile traffic and transactions are increasing rapidly and our mobile customer base has increased from 10,394 as of December 31, 2011 to 11.3 million as of March 31, 2017. As of March 31, 2017, our MakeMyTrip mobile application had been downloaded approximately 33.7 million times on Android, approximately 4.8 million times on iOS and approximately 0.5 million times on Windows Mobile. As of March 31, 2017, our goibibo mobile application had been downloaded approximately 20.8 million times on Android and approximately 2.5 million times on iOS. As of March 31, 2017, our redBus mobile application had been downloaded approximately 9.3 million times across mobile platforms. According to App Annie, our MakeMyTrip, goibibo and redBus mobile applications had over 24.1 million, 13.4 million and 8.6 million active users per month, respectively, in fiscal 2017. As of March 31, 2017, we have over 71 million users on our various MakeMyTrip, goibibo and redBus mobile and application platforms.

We have built advanced and secure technology platforms, which integrate our sales, customer service and fulfillment operations. Our technology platforms are scalable and can be upgraded to handle increased traffic and complexity of products with limited additional investment such as high traffic generated by promotional rates offered simultaneously by multiple travel operators. In order to meet the requirements of this growing Indian middle class travel market where Internet penetration is relatively low, we also utilize other technology-enhanced distribution channels, including call centers and travel stores in India, as well as our travel agents’ network in India.

We have made selective acquisitions in the past to grow our business, enhance our hotel inventory in popular travel destinations for our user base and to gain access to technology. In January 2017, we undertook a strategic combination with the ibibo Group by way of an acquisition of 100% equity interest in the ibibo Group, which provides online travel services in India. The ibibo Group was founded in 2007 and provides online travel services in India through its consumer travel brands. The ibibo Group owns and operates www.goibibo.com, a hotel and travel packages aggregator and booking service focused on the Indian consumer travel market. The ibibo Group’s standalone hotels business is substantially similar to MMT India’s standalone hotels business and, following the completion of the acquisition of the ibibo Group, we continue to operate our hotels and packages business through MMT India under the MakeMyTrip brand and ibibo India under the goibibo brand. Goibibo also offers budget room bookings through GoStays on goibibo and air ticketing services on www.goibibo.com, which are comparable to the RightStay by MakeMyTrip and air ticketing services offered by MMT India. In addition, the ibibo Group also owns and operates redBus, a leading online bus ticketing platform with a presence across India through www.redbus.in and in select countries overseas through other regional redBus websites.

MakeMyTrip Limited (Company No. 24478/5832) is a public company incorporated under the laws of Mauritius with limited liability on April 28, 2000, and we hold a Category 1 Global Business License issued by the Financial Services Commission in Mauritius. Our registered office is located at c/o CIM Corporate Services Limited, Les Cascades Building, 33 Edith Cavell Street, Port Louis, Mauritius and the telephone number for this office is (230) 212 9800. Our principal executive office is located at 19th Floor, Building No. 5, DLF Cyber City, Gurgaon, India, 122002 and the telephone number for this office is (91-124) 439-5000. Our website address is www.makemytrip.com. Our other websites include www.goibibo.com; www.makemytrip.ae; www.makemytrip.com.sg; www.us.makemytrip.com and www.redbus.in. Information contained on our website, or the website of any of our subsidiaries or affiliates, is not a part of this prospectus. Our agent for service in the United States is MakeMyTrip Inc., 60 East 42nd Street, Suite 605, New York, NY 10165.

RISK FACTORS

Investing in our ordinary shares involves risks. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in the applicable prospectus supplement and in our most recent annual report on Form 20-F, and in our updates, if any, to those risk factors in our reports on Form 6-K, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of our securities could decline due to any of these risks, and you may lose all or part of your investment.

USE OF PROCEEDS

We will not receive any proceeds from the sale of any ordinary shares by the selling shareholders. All proceeds from the sale of ordinary shares will be for the accounts of the selling shareholders.

SELLING SHAREHOLDERS

The ordinary shares offered by the selling shareholders under this prospectus may be offered from time to time by the selling shareholders listed below. We are registering the ordinary shares offered by this prospectus in order to permit the selling shareholders to offer such shares from time to time; however, the selling shareholders are not obligated to sell any of the ordinary shares offered by this prospectus and reserve the right to accept or reject, in whole or in part, any proposed sale of ordinary shares. The selling shareholders may also offer and sell less than the total number of ordinary shares offered under this prospectus. The selling shareholders are not making any representation that any ordinary shares covered by this prospectus will or will not be offered for sale.

The ordinary shares offered by the selling shareholders under this prospectus were issued to the selling shareholders in (i) the Private Placement and (ii) with respect to 9,857,028 shares being offered by Ctrip, upon the conversion of its convertible notes on October 28, 2016. Under the Private Placement, the selling shareholders, including Ctrip, purchased an aggregate of 5,500,000 ordinary shares for a price per share of $36 pursuant to separate share purchase agreements. In connection with the Private Placement, we entered into a Registration Rights Agreement, dated as of May 2, 2017, between us and certain selling shareholders (the “2017 Registration Rights Agreement”), pursuant to which such selling shareholders were granted registration rights as more fully described in the section of this prospectus titled “Description of Capital Stock – Registration Rights.”

Further, Ctrip is a party to the Registration Rights Agreement, dated as of October 18, 2016, among us and the shareholders party thereto, including Ctrip (the “2016 Registration Rights Agreement”), pursuant to which Ctrip has certain registration rights with respect to our ordinary shares held by it. For information with respect to our relationship with Ctrip, see “Major Shareholders and Related Party Transactions” included in our Annual Report on Form 20-F for the fiscal year ended March 31, 2017, which is incorporated by reference herein. Additionally, Mr. James Jianzhang Liang, one of our directors, serves as the executive chairman of the board of Ctrip. Except as described above, none of the selling shareholders has any position, office or other material relationship with us or any of our predecessors or our affiliates, nor have they had any position, office or material relationship with us or any of our predecessors or affiliates within the past three years.

The table below lists the selling shareholders, their ordinary shares being offered under this prospectus and other information regarding the beneficial ownership of ordinary shares by the selling shareholders. The second column lists the number of ordinary shares beneficially owned by the selling shareholders as of May 5, 2017. The fourth column lists the ordinary shares offered by the selling shareholders under this prospectus. The fifth column lists the number of ordinary shares beneficially owned by the selling shareholders assuming the sale of all ordinary shares of the selling shareholders included in this prospectus.

The information shown in the third and sixth columns of the table below state the beneficial ownership of the selling shareholders in the second and fifth columns, respectively, as a percentage of our total outstanding ordinary shares as of May 5, 2017 (excluding ordinary shares convertible upon the conversion of our outstanding Class B Shares) of 58,218,220 ordinary shares.

Information with respect to beneficial ownership is based on our records, information filed with the SEC or information furnished to us by each selling shareholder. Beneficial ownership has been determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and investment power with respect to those securities.

Name of Beneficial Owner	Ordinary Shares Beneficially Owned Before this Offering		Ordinary Shares Offered Hereby	Ordinary Shares Beneficially Owned After this Offering
	Number	Percentage		Number	Percentage
Ctrip.com International, Ltd.(1)	10,773,694	18.51%	10,773,694	—	—
SMALLCAP World Fund, Inc.(2)	2,594,100	4.46%	92,000	2,502,100	4.30%
JHL Capital Group Master Fund L.P.(3)	1,688,800	2.90%	556,000	1,132,800	1.95%
QVT Fund V LP(4)	1,472,543	2.53%	23,840	1,448,703	2.49%
Janus Triton Fund(5)	1,103,771	1.90%	1,103,771	—	—
Foxhaven Asset Management(6)	956,922	1.64%	472,500	484,422	*
Dragoneer Global Fund II, L.P.(7)	897,491	1.54%	472,500	424,991	*
QVT Fund IV LP(4)	423,021	*	47,890	375,131	*
CVI Investments, Inc.(8)	417,000	*	417,000	—	—
Laurion Capital Master Fund Ltd.(9)	417,000	*	417,000	—	—
Janus Global Technology Fund(10)	306,252	*	55,452	250,800	*
Janus Global Select Fund(11)	271,744	*	271,744	—	—
Quintessence Fund L.P.(4)	142,765	*	11,770	130,995	*
Capital Group Global Equity Fund (Canada)(12)	75,000	*	75,000	—	—
Global Technology Portfolio(13)	55,034	*	10,920	44,114	*
Janus Capital Funds Plc—Janus Global Technology Fund(14)	15,573	*	2,613	12,960	*
Other Shareholders(15)	553,334	*	553,334	—	—

*	Represents less than 1%.
(1)	Information based on Amendment No. 2 to a report on Schedule 13D filed with the SEC on May 10, 2017. The ordinary shares of Ctrip are subject to registration rights under the 2016 Registration Rights Agreement and are being registered hereby. The address of Ctrip. is Building 16, Sky SOHO, 968 Jinzhong Road, Shanghai 200335 People’s Republic of China.
(2)	Capital Research and Management Company (“CRMC”), an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to SMALLCAP World Fund, Inc. CRMC provides investment advisory services to SMALLCAP World Fund, Inc. through its division Capital World Investors (“CWI”). In that capacity, CWI has voting and dispositive power of all of the shares held by SMALLCAP World Fund, Inc. and may be deemed to be the beneficial owner of shares held by SMALLCAP World Fund, Inc. CWI, however, disclaims such beneficial ownership. The address of SMALLCAP World Fund, Inc. and CRMC is 333 South Hope Street, 31st Floor, Los Angeles, California 90071 U.S.A.
(3)	The address of JHL Capital Group Master Fund L.P. is 900 N. Michigan Avenue, Suite 1700, Chicago, Illinois 60611 U.S.A.
(4)	Management of Quintessence Fund L.P. (“Quintessence”), QVT Fund IV LP (“Fund IV”) and QVT Fund V LP (“Fund V”) is vested in their general partner, QVT Associates GP LLC (“QVT GP”), a Delaware limited liability company, which may be deemed to beneficially own the securities held by Quintessence, Fund IV and Fund V. QVT Financial LP, a Delaware limited partnership, is the investment manager of Quintessence, Fund IV and Fund V and shares voting and investment control over the securities held by Quintessence, Fund IV and Fund V. QVT Financial GP LLC is the general partner of QVT Financial LP and as such has complete discretion in the management and control of the business affairs of QVT Financial LP. Each of QVT Financial LP and QVT Financial GP LLC disclaims beneficial ownership of the securities held by Quintessence, Fund IV and Fund V. The address of each of Quintessence, Fund IV and Fund V is C/O QVT Financial LP, 1177 Avenue of the Americas, 9th Floor, New York, New York 10036 U.S.A.
(5)	Janus Capital Management, LLC (“JCM”) acts as the investment adviser to the Janus Triton Fund and has discretionary investment authority over the Janus Triton Fund, including the power to dispose, or to direct the disposition of securities. JCM may be deemed to beneficially own the securities held by the Janus Triton Fund. JCM disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The mailing address of Janus Triton Fund is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206. U.S.A.

(6)	Foxhaven Asset Management consists of Foxhaven Master Fund, LP, Foxlane, LP and Foxway, LP. The address of each entity comprising Foxhaven Asset Management is 410 E. Water Street, Suite 888, Charlottesville, Virginia 22902 U.S.A.
(7)	The address of Dragoneer Global Fund II, L.P. is 1 Letterman Drive, Building D, Suite M500, San Francisco, California 94129 U.S.A.
(8)	Heights Capital Management, Inc., the authorized agent of CVI Investments, Inc. (“CVI”), has discretionary authority to vote and dispose of the shares held by CVI and may be deemed to be the beneficial owner of these shares. Martin Kobinger, in his capacity as Investment Manager of Heights Capital Management, Inc., may also be deemed to have investment discretion and voting power over the shares held by CVI. Mr. Kobinger disclaims any such beneficial ownership of the shares. CVI is affiliated with one or more FINRA members. CVI purchased the shares being registered hereunder in the ordinary course of business and at the time of purchase, had no agreements or understandings, directly or indirectly, with any other person to distribute such shares. The address of CVI is c/o Heights Capital Management, Inc., 401 City Ave., Suite 220, Bala Cynwyd, Pennsylvania 19004 U.S.A.
(9)	The address of Laurion Capital Master Fund Ltd. is c/o Elian Fiduciary Services (Cayman) Limited, 190 Elgin Avenue, George Town, Grand Cayman, KY1-9007 Cayman Islands.
(10)	JCM acts as the investment adviser to the Janus Global Technology Fund and has discretionary investment authority over the Janus Global Technology Fund, including the power to dispose, or to direct the disposition of securities. JCM may be deemed to beneficially own the securities held by the Janus Global Technology Fund. JCM disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The mailing address of the Janus Global Technology Fund is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206. U.S.A.
(11)	JCM acts as the investment adviser to the Janus Global Select Fund and has discretionary investment authority over the Janus Global Select Fund, including the power to dispose, or to direct the disposition of securities. JCM may be deemed to beneficially own the securities held by the Janus Global Select Fund. JCM disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The mailing address of the Janus Global Select Fund is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206. U.S.A.
(12)	CRMC, an investment adviser registered under the Investment Advisers Act of 1940, is the investment adviser to Capital Group Global Equity Fund (Canada). CRMC provides investment advisory services to Capital Group Global Equity Fund (Canada) through its division CWI. In that capacity, CWI has voting and dispositive power of all of the shares held by Capital Group Global Equity Fund (Canada) and may be deemed to be the beneficial owner of shares held by Capital Group Global Equity Fund (Canada). CWI, however, disclaims such beneficial ownership. The address of Capital Group Global Equity Fund (Canada) and CRMC is 333 South Hope Street, 31st Floor, Los Angeles, California 90071 U.S.A.
(13)	JCM acts as the investment adviser to the Global Technology Portfolio and has discretionary investment authority over the Global Technology Portfolio, including the power to dispose, or to direct the disposition of securities. JCM may be deemed to beneficially own the securities held by the Global Technology Portfolio. JCM disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The mailing address of Global Technology Portfolio is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206. U.S.A.
(14)	JCM acts as the investment adviser to the Janus Capital Funds Plc—Janus Global Technology Fund and has discretionary investment authority over the Janus Capital Funds Plc—Janus Global Technology Fund, including the power to dispose, or to direct the disposition of securities. JCM may be deemed to beneficially own the securities held by the Janus Capital Funds Plc—Janus Global Technology Fund. JCM disclaims beneficial ownership of such securities except to the extent of its pecuniary interest therein. The mailing address of Janus Capital Funds Plc—Janus Global Technology Fund is c/o Janus Capital Management LLC, 151 Detroit Street, Denver, Colorado 80206. U.S.A.
(15)	Includes approximately 6 other shareholders not otherwise listed above, none of which currently owns more than 0.30% of our company’s ordinary shares. Collectively, these shareholders own approximately 0.95% of our ordinary shares. None of these shareholders are employees of our company.

DESCRIPTION OF CAPITAL STOCK

General

Our company (Company No. 24478/5832) is a public company incorporated under the laws of Mauritius with limited liability and we hold a Category 1 Global Business License issued by the Financial Services Commission in Mauritius. Our affairs are governed by our Constitution, the Terms of Issue, the Mauritius Companies Act 2001 (the “Mauritius Companies Act”), the Securities Act 2005 of Mauritius (the “Mauritius Securities Act”), and other applicable laws of Mauritius and any rules or regulations made thereunder. The Terms of Issue are deemed to form part of our Constitution.

Our Constitution states that the objects of our company are to carry out any business or activity permitted under our company’s Category 1 Global Business License, and to the extent permitted by law, our company may effect any business transaction and take any steps which it considers expedient to further the objects of our company.

We currently have two classes of shares outstanding, being ordinary shares and Class B Shares. Generally, Class B Shares have the same rights and preferences as the ordinary shares except as specifically set forth in the Terms of Issue. As of March 31, 2017, our stated capital was $1,695,327,193.42 comprising 52,706,194 ordinary shares and 38,971,539 Class B Shares with a par value of $0.0005 each.

The following are summaries of certain provisions of our Constitution, the Terms of Issue, the 2016 Registration Rights Agreement, the 2017 Registration Rights Agreement (as defined below) and the Mauritius Companies Act insofar as they relate to the material terms of our ordinary shares and Class B Shares. The term “shareholders” as used in these summaries in relation to our company refers to persons whose names are entered into the share register of our company as the current holder of one or more shares of our company. These summaries do not purport to be complete and are subject to, and are qualified in their entirety by reference to, the provisions of our Constitution, the Terms of Issue, the 2016 Registration Rights Agreement, the 2017 Registration Rights Agreement (as defined below) and the Mauritius Companies Act.

Ordinary Shares

General

All of our ordinary shares are fully paid. Our shareholders who are non-residents of Mauritius may freely hold and vote their ordinary shares.

Dividends

Under the Mauritius Companies Act and our Constitution, we may only pay dividends out of retained earnings, after having made good any accumulated losses at the beginning of the accounting period, and no distribution (which term includes dividend) may be made unless our board of directors is satisfied that, upon the distribution being made (1) our company is able to pay its debts as they become due in the normal course of business and (2) the value of our company’s assets is greater than the sum of (a) the value of its liabilities and (b) our company’s stated capital. Subject to the Mauritius Companies Act and our Constitution, the declaration and payment of any dividend has to be authorized by our board of directors, subject to the approval of our shareholders.

Our board of directors may from time to time pay to our shareholders such interim dividends as appear to the directors to be justified by our profits, and in particular (but without prejudice to the generality of the foregoing) if at any time the share capital of our company is divided into different classes, our board of directors may also pay any fixed dividend which is payable on any shares of our company half-yearly or on any other dates, whenever our profits, in the opinion of our board of directors, justifies such payment.

Our board of directors may retain any dividends or other monies payable on or in respect of a share upon which our company has a lien, and may apply the same in or towards satisfaction of the debts, liabilities or engagements in respect of which the lien exists.

No dividend shall carry interest against us.

Any dividend or other moneys payable in cash on or in respect of a share may be paid by check or warrant sent through the post addressed to the registered address of the shareholder entitled, or in the case of joint holders, to the registered address of the person whose name stands first in our register of members in respect of the joint holding, or to such person at such address as such shareholder may in writing direct or may be sent by remittance or telegraphic transfer to the bank account of the holder at his bank account as may be notified in writing to us. Every check or warrant or remittance or telegraphic transfer so sent shall be made payable to the order of the person to whom it is sent or, in the case of joint holders, to the order of the holder whose name stands first on our register of members in respect of such shares, and shall be sent at his or their risk and the payment of any such check or warrant by the bank on which it is drawn shall operate as a good discharge to us in respect of the dividend or moneys represented thereby.

Any dividend unclaimed after a period of six years from the date of declaration of such dividend may be forfeited by our board of directors and if so, shall revert to us.

Voting Rights

Subject to any rights or restrictions as to voting for the time being attached to any class of shares and our Constitution, each holder of our ordinary shares who is present in person or by proxy at a meeting of shareholders shall have one vote on a show of hands and on a poll, each holder of our ordinary shares who is present in person or by proxy shall have one vote for every ordinary share which he holds or represents. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by: (1) the chairman of such meeting, (2) not less than five shareholders having the right to vote at the meeting, (3) a shareholder or shareholders representing not less than 10.0% of the total voting rights of all shareholders having the right to vote at the meeting, or (4) by a shareholder or shareholders holding shares that confer a right to vote at the meeting and on which the aggregate amount paid up is not less than 10.0% of the total amount paid up on all shares that confer that right.

An ordinary resolution to be passed by the shareholders requires the affirmative vote of a simple majority of votes of those shareholders entitled to vote and voting on the matter which is the subject matter of the resolution, while a special resolution is a resolution approved by a majority of 75.0% or, if a higher majority is required by the Constitution, that higher majority, of the votes of those shareholders entitled to vote and voting on the question. A special resolution will be required for matters such as amending our Constitution.

Transfer of Ordinary Shares

Subject to the restrictions contained in our Constitution, as applicable, any of our shareholders may transfer all or any of his or her ordinary shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange (as defined in our Constitution) or in any other form approved by our board of directors.

Our board of directors may, in its absolute discretion, decline to register any transfer of any ordinary share (not being a fully paid up share) to a person of whom it does not approve, or any transfer of any share issued under any share incentive scheme for employees upon which a restriction on transfer imposed thereby still subsists, or any transfer of shares upon which our company has a lien. Our board of directors may also decline to register any transfer of any ordinary share unless:

•	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable or such lesser sum as our board of directors may from time to time require is paid to our company in respect thereof;

•	the instrument of transfer is lodged at the registered office of our company for the time being or at such other place (if any) as our board of directors may appoint, accompanied by the relevant share certificate(s) and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer (and, if the instrument of transfer is executed by some other person on his behalf, the authority of the person so to do); and

•	the instrument of transfer is in respect of only one class of shares.

If our board of directors refuses to register a transfer of any ordinary shares, they shall within 28 days after the date on which the transfer was lodged with our company send to the transferor and the transferee notice of the refusal as required by the Mauritius Companies Act and the reasons for the refusal will be given in the notice.

Liquidation

On a return of capital on winding up or otherwise (other than on conversion, redemption or purchase of ordinary shares), assets available for distribution among the holders of ordinary shares shall be distributed among the holders of the ordinary shares on a pro rata basis. If our assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by our shareholders proportionately.

Redemption of Shares

Subject to the provisions of the Mauritius Companies Act and other applicable law, we may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner, including out of capital, as may be determined by our board of directors or by ordinary resolution of the shareholders of our company.

Variations of Rights of Shares

If at any time our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Mauritius Companies Act, be varied with the sanction of a special resolution passed at a meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of 75.0% of the vote of all of the shares in that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Meetings of Shareholders

An annual shareholders’ meeting shall be convened by our board of directors not more than once in each year and not later than six months after our balance sheet date. Special meetings of shareholders may be convened by our board of directors or on the written request of shareholders holding shares carrying together not less than 5.0% of the voting rights entitled to be exercised on the issue. Subject to our Constitution, advance notice of at least 14 days is required for the convening of our annual shareholders’ meeting and any special meeting of our shareholders. A quorum for a shareholders meeting shall be present where the shareholders or their proxies are present or have cast postal votes, who are between them able to exercise not less than 33.3% of the votes to be cast on the business to be transacted by the meeting.

A shareholder may exercise the right to vote either by being present in person, by proxy or postal vote. A proxy for a shareholder may attend and be heard at a meeting of shareholders as if the proxy were the shareholder. A proxy shall be appointed by notice in writing signed by the shareholder, and the notice shall state whether the appointment is for a particular meeting or a specified term.

Inspection of Books and Records

Under the Mauritius Companies Act, we are required to keep available our certificate of incorporation, our Constitution, our share register, the full names and residential addresses of our directors, the registered office and address for service of our company, copies of the instruments creating or evidencing charges which are required to be registered under section 127 of the Mauritius Companies Act, minutes of all meetings and resolutions of shareholders, copies of written communications to all shareholders or to all holders of a class of shares during the preceding seven years (including financial statements, and group financial statements), certificates given by directors under the Mauritius Companies Act and the interests register (if any) of our company for inspection by any shareholder of our company or by a person authorized in writing by a shareholder for the purpose, between the hours of 9.00 a.m. and 5.00 p.m. on each working day during the inspection period at the place at which our records are kept in Mauritius. A shareholder who wishes to inspect such records must serve written notice on us of his intention to inspect the records.

The term “inspection period” is defined in the Mauritius Companies Act to mean the period commencing on the third working day after the day on which notice of intention to inspect is served on us by the person or shareholder concerned and ending with the eighth working day after the day of service.

Changes in Capital

We may from time to time by ordinary resolution:

•	increase the share capital by such sum, to be divided into shares of such classes and amount, as the resolution shall prescribe;

•	consolidate and divide all or any of our share capital into shares of a larger amount than our existing shares;

•	sub-divide our existing shares, or any of them, into shares of a smaller amount; or

•	cancel any shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of our share capital by the amount of the shares so cancelled in accordance with the Mauritius Companies Act.

We may by special resolution reduce our share capital or any capital redemption reserve in any manner permitted by law.

Purchase by Our Company of its Own Shares

Our company may, subject to and in accordance with the Mauritius Companies Act, purchase or otherwise acquire its own shares, on such terms and in such manner as our board of directors may from time to time think fit. Any share that is so purchased or acquired by our company shall, unless held as treasury shares in accordance with the Mauritius Companies Act, be deemed to be cancelled immediately on purchase or acquisition. On such cancellation of a share, the rights and privileges attached to that share shall expire, and the number of issued shares of our company shall be diminished by the number of such shares so cancelled, and where any such cancelled shares was purchased or acquired out of the capital of our company, the amount of the share capital of our company shall be reduced accordingly. In any other instance, our company may hold or deal with any such share which is so purchased or acquired by it in such manner as may be permitted by or in accordance with the Mauritius Companies Act.

Directors’ Borrowing Powers

Our Constitution provides that our board of directors may exercise all the powers of our company to borrow money and to mortgage or charge all or any part of the undertaking, property and assets (present and future) and uncalled capital of our company and, subject to the Mauritius Companies Act, to issue debentures, bonds and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party.

Interested Directors

The Mauritius Companies Act and our Constitution provide that a director of our company shall, forthwith after becoming aware of the fact that he is interested in a transaction or a proposed transaction with our company, cause to be entered in the interests register of our company and disclose to our board of directors the nature and monetary value of that interest, or where the monetary value of the director’s interest cannot be quantified, the nature and extent of that interest. A general notice entered in the interests register or disclosed to our board of directors to the effect that a director is a shareholder, director, officer or trustee of another named company or other person and is to be regarded as interested in any transaction which may, after the date of the entry or disclosure, be entered into with that company or person, is a sufficient disclosure of interest in relation to that transaction. To the extent that our company is a reporting issuer (as defined in section 86 of the Mauritius Securities Act) the relevant disclosure requirements under the Mauritius Securities Act may also be applicable. We have obtained an exemption from the Mauritius Financial Services Commission from the disclosure requirements applicable to reporting issuers under the Mauritius Securities Act.

Under our Constitution, a director of our company may not vote in respect of any contract or arrangement or any proposed contract or arrangement in which he has any interest, directly or indirectly.

Section 149 of the Mauritius Companies Act provides that a transaction entered into by a company in which a director of the company is interested may be avoided by the company at any time before the expiration of six months after the transaction is disclosed to all the shareholders (whether by means of the company’s Annual Report or otherwise). However, a transaction shall not be avoided where the company receives fair value under it, and where a transaction is entered into by the company in the ordinary course of its business and on usual terms and conditions, the company shall be presumed to have received a fair value under the transaction. Under the Mauritius Companies Act, the avoidance of a transaction under Section 149 of the Mauritius Companies Act will not affect the title or interest of a person in or to property which that person has acquired where the property was acquired (a) from a person other than the company, (b) for valuable consideration, and (c) without knowledge of the circumstances of the transaction under which the person referred to in paragraph (a) acquired the property from the company.

Notification of Shareholdings by Directors and Substantial Shareholders

Our Constitution provides that (a) each of our directors shall, upon his appointment to our board of directors, give an undertaking to our company that, for so long as he remains a director of our company, he shall forthwith notify our company secretary of the particulars of our shares beneficially owned by him at the time of his appointment and of any change in such particulars (including the circumstances of any such change), and (b) each member of our company shall, upon becoming a substantial shareholder of our company, give an undertaking to our company that, for so long as he remains as a substantial shareholder of our company, he shall notify our company secretary of the particulars of our shares in which he has an interest at the time of his becoming a substantial shareholder or of any change in such particulars (including the circumstances of any such change) within 48 hours of such time or change (as the case may be), provided that he shall only be required to give notice of a change in the percentage level of his interests in the shares where there is a change of 1.0% or more in the percentage level of his shareholding interest in the relevant class of shares in our company. For this purpose, a “substantial shareholder” means a person who holds by himself or his nominee a share or an interest in a share in the capital of our company which entitles him to exercise not less than 5.0% of the aggregate voting power exercisable at a meeting of our shareholders.

Category 1 Global Business Company

We are a public company incorporated under the laws of Mauritius with limited liability and we hold a Category 1 Global Business License issued by the Financial Services Commission in Mauritius. “Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company. Mauritius law distinguishes between domestic companies and global business companies. Any company that is formed or registered in Mauritius and which conducts business outside of Mauritius may apply for a Category 1 Global Business License. The requirements for a Category 1 Global Business Company are essentially the same as for a domestic company except for some of the exemptions and privileges listed below (which are not exhaustive):

•	a Category 1 Global Business Company does not have to file an annual return of its shareholders with the Registrar of Companies;

•	a Category 1 Global Business Company may issue no par value shares; and

•	a Category 1 Global Business Company may register as a protected cell company.

Following amendments to the Financial Services Act 2007 of Mauritius pursuant to the Finance (Miscellaneous Provisions) Act 2010 in December 2010, Mauritius companies holding a Category 1 Global Business License, or GBC1, issued by the Financial Services Commission in Mauritius are permitted to conduct business both in and outside Mauritius (instead of outside Mauritius only).

We are subject to reporting and other information and disclosure requirements of the Mauritius Securities Act and any rules or regulations made thereunder. However, we have obtained an exemption from the Mauritius Financial Services Commission from the disclosure requirements applicable to reporting issuers under the Mauritius Securities Act.

Class B Shares

The rights and preferences of the Class B Shares are set forth in the Terms of Issue. Capitalized terms used in this section shall have the meanings given to them in the Terms of Issue.

General

All of our Class B Shares are fully paid. Certificates representing our Class B Shares are issued in physical form. Class B Members who are non-residents of Mauritius may freely hold and vote their Class B Shares, subject to certain transfer restrictions set forth in the Terms of Issue.

Dividends

Class B Shares have the same general rights to dividends and other distributions as our ordinary shares and no dividends or distributions may be declared on other classes of our shares without also being paid in the same manner to Class B Shares.

All dividends and distributions on Class B Shares that are payable in our voting securities will be payable in the form of Class B Shares and no dividends or distributions on our other securities shall be paid in the form of Class B Shares. Class B Shares may not be split, divided, consolidated or combined unless the other outstanding classes of our voting securities are proportionately split, divided, consolidated or combined.

In the event of a transaction as a result of which our ordinary shares are converted into or exchanged for cash or other securities or assets, then from and after such transaction, each holder of Class B Shares will be entitled to receive, upon the conversion of its Class B Shares, such cash or other securities or assets as such Class B Member would have received if the conversion of such Class B Shares had occurred immediately prior to such transaction.

Voting Rights

Except as otherwise required by law, the Terms of Issue or our Constitution, our ordinary shares and Class B Shares shall vote together as a single class on all matters on which our shareholders are entitled to vote.

At any shareholders’ meeting, on a vote via a show of hands, each holder of Class B Shares present, in person or by proxy, shall have one vote. Furthermore, holders of Class B Shares holding, in the aggregate, more than 10% of the total voting power on the business day prior to a shareholders’ meeting, may on demand require that voting take place by way of poll. At any shareholders’ meeting, on a vote by way of a poll, each holder of Class B Shares who is present in person or by proxy shall have one vote per Class B Share.

Liquidation

In the event of a voluntary or involuntary liquidation, dissolution or winding up of our company, Class B Shares will be treated equally on a per share basis to all our other voting securities with respect to the distribution of our assets.

Variations of Rights of Shares

The Class B Members may, by ordinary resolution, at any time and from time to time suspend (i) the voting rights of each Class B Share; and/or (ii) the distribution rights of each Class B Share, in each case for a period no longer than six months, provided that, unless such suspension is renewed by the Class B Members (by ordinary resolution), the original voting and distribution rights of the Class B Shares set out in the Terms of Issue shall be restored automatically upon the expiry of the specified period.

The Terms of Issue shall not be varied, modified or abrogated without the prior approval of the Class B Members, by ordinary resolution. For so long as the Permitted Holders beneficially own 10% or more of our issued and outstanding voting securities, our holding company may not amend its Constitution in any manner, enter into or amend any agreement, or take any similar actions that would adversely affect the Class B Members’ rights under the Terms of Issue or our ability to comply with our obligations under the Terms of Issue.

Conversion Rights

Following a conversion of Class B Shares into ordinary shares, the resulting ordinary shares will be duly authorized, validly issued, fully paid and non-assessable and free of any pre-emptive rights. Furthermore, in the event of the issuance of our securities as a dividend or in the case of a sub-division, split-up, combination or a change of our securities into a different number or class of securities, or any consolidation, merger or sale of our property substantially as an entirety or other similar transaction that could dilute our outstanding securities, the conversion rate for Class B Shares shall be appropriately adjusted so that the rights of the Class B Members shall not be diluted.

Each holder of Class B Shares may convert any or all of its Class B Shares into an equal number of our ordinary shares at any time.

A Class B Share shall automatically convert into one ordinary share upon the transfer of such Class B share to any person, except in the event of a transfer to (i) a Permitted Holder, (ii) a transferee in a Forty Percent Transfer, (iii) or a permitted pledgee of the Class B Share; provided that the conversion of any Class B Shares which are transferred in the circumstances described below in the section titled “Additional Shareholder Agreements” shall be subject to the entry into the relevant shareholders agreement described below. Class B Shares may be pledged as collateral security for any indebtedness for borrowed money due to the person to whom the pledge is made or its nominee; provided that such Class B Shares shall not be voted on or registered in the name of the pledgee and shall automatically convert into ordinary shares upon the pledgee foreclosing on such shares.

Board-Related Rights

Our board of directors consists of ten members, comprising four directors nominated by the Class B Members (including one Mauritius resident), two directors nominated by our company, one director nominated by Ctrip and three independent directors (including one Mauritius resident).

So long as the Permitted Holders beneficially own 10% or more of our issued and outstanding voting securities, the Class B Members will be entitled to (i) nominate from time to time a number of directors to our board of directors in proportion to their percentage beneficial ownership of our issued and outstanding voting securities (including if over 40%), rounded to the nearest whole number; provided that, for so long as the Class B Members, either alone or together with certain permitted transferees, are entitled to nominate at least four directors to our board of directors, at least one of the nominees shall be a Mauritius resident and (ii) request the removal of any Class B director at any time. In the event of any vacancy of a Class B director, the Class B Members shall have the exclusive right to designate a replacement to fill such vacancy, and except as required by law or our Constitution, neither our company nor our board of directors may remove any Class B director unless such removal is at the written direction of the Class B Members or for cause.

In the event the number of Class B directors at any given time is greater than the number of directors the holders of Class B Shares are entitled to nominate (in proportion to their percentage beneficial ownership as described above), the Class B Members shall cause the applicable number of Class B directors to tender their resignations from our board of directors promptly, including causing all Class B directors to tender resignations in the event the Permitted Holders no longer beneficially own at least 10% of our issued and outstanding voting securities.

At any time the Permitted Holders beneficially own 15% or more of our issued and outstanding voting securities, then the quorum for meetings of the board of directors shall require a majority of the board of directors, including no fewer than two Class B directors and two Mauritius resident directors. If a quorum is not met due to the absence of Class B directors, the meeting of the board of directors will be postponed one week, and quorum may be achieved at such postponed meeting without the presence of the Class B directors; provided, however, any action taken at such postponed meeting with respect to a Reserved Matter shall continue to be subject to the requirements with respect to the Reserved Matters described below.

At any time the Permitted Holders beneficially own 10% or more of our issued and outstanding voting securities:

•	one Class B director shall serve on each committee of our board of directors. In addition, for so long as Class B Members are entitled to nominate directors or Class B directors in fact serve on our board of directors, (i) the board of directors will not form an executive committee (or similar committee) unless the Class B directors are represented on such committee in proportion to the percentage beneficial ownership of our issued and outstanding voting securities held by Class B Members, rounded to the nearest whole number and (ii) all consideration of, and voting with respect to, any business combination, tender offer or exchange offer, sale or acquisition of material assets, liquidation or dissolution, in each case involving our holding company or any of our subsidiaries or our or their securities or a material amount of the assets or businesses of our holding company or any of our subsidiaries, and any material financing transactions and appointment and employment of executive officers, will take place only at the level with the full board of directors; and

•	if no Class B director serves on the audit committee, the Class B Members shall have the right to appoint a representative to attend audit committee meetings as an observer.

Pre-emptive Rights

If we propose to issue voting securities and all Permitted Holders beneficially own 10% or more of our issued and outstanding voting securities, the Class B Members shall have the right to subscribe for and purchase additional Class B Shares from us in such amount as will cause the percentage of voting power of the Permitted Holders after giving pro forma effect to such new issuance of voting securities and purchase of Class B Shares to be equal to the percentage of voting power of the Permitted Holders as calculated immediately prior to the consummation of such new issuance of voting securities and purchase of Class B Shares and otherwise preserve and maintain the relative voting and distribution rights of the Class B Members.

“Permitted Holders” refer to (i) Naspers Limited or any of its affiliates, (ii) any person that directly or indirectly acquires all or a substantial portion of Naspers’ e-commerce business or any affiliate of such person, (iii) any person that directly or indirectly acquires all or a substantial portion of Naspers’ business-to-consumer business or any affiliate of such person or (iv) the transferee or its affiliates following a Forty Percent Transfer. A “Forty Percent Transfer” refers to a transfer or series of transfers of Class B Shares to a person other than a Permitted Holder by one or more Class B Members (or the transferee in a Forty Percent Transfer) involving (i) Class B Shares equal to or more than 40% of the total voting power of all our voting securities or (ii) all of the Class B Shares held by such transferring Class B Members or transferee, so long as such Class B Shares represent at least 30% of the total voting power of all our voting securities.

The price payable in connection with the exercise of such pre-emptive rights by the Class B Members shall be as follows:

•	in the case of voting securities issued pursuant to an employee benefit plan, the market price on the date of the issuance of such voting securities issued upon the exercise or settlement of any equity awards under such employee benefit plan;

•	in the case of voting securities issued as consideration for the acquisition by us of any business, assets or other person, the implied price per share pursuant to the terms of such acquisition (taking into account any indebtedness assumed pursuant to such acquisition); and

•	in the case of any other issuance of voting securities, the same price offered to all other investors participating in such issuance.

Transfer Restrictions

Until January 31, 2019, Class B Members cannot transfer any of their Covered Shares to certain specified competitors. Furthermore, until January 31, 2018, Class B Members cannot transfer any of their Covered Shares to any person who, after giving effect to such transfer, would beneficially own 15% or more of our issued and outstanding voting securities. However, these restrictions shall not apply to the following types of transfers:

•	transfers to Permitted Holders;

•	transfers pursuant to any business combination approved in advance by our board of directors or a third party tender offer for our shares;

•	transfers pursuant to any registered public offering in accordance with the Securities Act, but only so long as the Class B member uses reasonable best efforts to ensure that such offering does not result in any person becoming the beneficial owner of 15% or more of our issued and outstanding voting securities;

•	transfers pursuant to any open market sales made in accordance with Rule 144 under the Securities Act, but only so long as the Class B member uses reasonable best efforts to ensure that such open market sales do not result in any person becoming the beneficial owner of 15% or more of our issued and outstanding voting securities;

•	transfers to our holding company or any of our subsidiaries, including pursuant to any open market share repurchase program or an issuer self-tender offer or any other transaction pursuant to which any capital stock of our holding company is acquired by our company or any plan or trust in respect of which voting is controlled by our company; or

•	transfers made pursuant to transactions approved in advance by our board of directors.

Reserved Matters

At any time that the Permitted Holders beneficially own 15% or more of our issued and outstanding voting securities, the following matters (“Reserved Matters”) shall require the approval of both a majority of our board of directors (including Class B directors) and a majority of the Class B directors:

•	entering into any transaction that would impose limitations on the legal rights of Class B Members, or deny Class B Members material benefits or otherwise adversely discriminate against Class B Member as a shareholder of MakeMyTrip;

•	amending, restating, waiving or otherwise modifying any provision of any investor rights agreement, investment agreement, shareholder agreement or other contract entered into with any of our shareholders in any manner that would be adverse to the rights of any Class B Member or more favorable to the rights of such other shareholders thereunder than to the rights of the Class B Members under the Terms of Issue;

•	entering into any contract or transaction, or series of related transactions, that purports to or in fact limits (i) the activities that may be conducted by any Class B Member or its affiliates or (ii) in any material respect, other than in the ordinary course of business (including pursuant to customary covenants entered into as part of ordinary course financing arrangements), the scope of business that we may conduct (whether through restraint of trade or non-competition covenants or similar provisions);

•	entering into any contract or transaction, or series of related transactions, providing for or resulting in (i) any person, other than Class B Members or their affiliates, becoming the beneficial owner of more than 35% of our issued and outstanding voting securities or otherwise acquiring (directly or indirectly) effective control of our company or (ii) the sale, lease, transfer, conveyance or other disposition of all or substantially all of the assets of our company and our subsidiaries to any person other than Class B Members and their affiliates;

•	approving, adopting or implementing any takeover defense measure (including any “poison pill,” stockholder rights plan or similar anti-takeover agreement or plan), other than any such measure, plan or agreement that would not apply to Class B Members and their affiliates;

•	selling, exchanging, transferring or otherwise disposing of any assets or subsidiary of MakeMyTrip, in one or a series of transactions, if (i) the annualized revenue generated by such assets or subsidiary, together with the annualized revenue of all assets or subsidiaries so disposed of within the twelve month period ending on the date of such disposal, exceeds 50% of our consolidated total revenue for the preceding fiscal year, (ii) such assets or subsidiary, together with all assets or subsidiaries so disposed of within the twelve month period ending on the date of such disposal, represents more than 50% of our consolidated total assets as of the end of the preceding fiscal year or (iii) such assets or subsidiary, together with all assets or subsidiaries so disposed of within the twelve month period ending on the date of such disposal, represents more than 50% of our total number of transactions for the preceding fiscal year;

•	issuing any securities where such issuance would require the prior approval of our ordinary shareholders pursuant to Rule 5635 of the NASDAQ Stock Market Rules as in effect on October 18, 2016, or if our ordinary shares are no longer listed on the NASDAQ, the rules of any other stock exchange or market on which the ordinary shares are then listed (in each case treating MakeMyTrip as if it were not a “foreign private issuer”);

•	causing us to enter into any line of business other than the online travel and travel services businesses;

•	incurring, assuming, issuing, guaranteeing or otherwise becoming liable for indebtedness which, when aggregated with the principal amount of all other indebtedness then outstanding, would require approval of our shareholders under applicable law, or which would exceed 20% of our consolidated total assets as of the end of the preceding fiscal year;

•	terminating the employment of our executive chairman and group chief executive officer, our co-founder and chief executive officer – India or our co-founder and president, or appointing any new or additional executive chairman and group chief executive officer, co-founder and chief executive officer – India or co-founder and president; and

•	increasing or decreasing the size of our board of directors if such increase or decrease would result in a decrease in the percentage of the Class B directors represented on our board of directors.

Additional Shareholder Agreements

In connection with any transfer of Class B Shares to a person other than a Permitted Holder of a number Class B Shares equal to or more than 30% (but less than 40%) of the total voting power of our voting securities, the transferring holder of Class B Shares shall have the option to require us to enter into a separate shareholders’ agreement with the relevant transferee, pursuant to which such transferee shall be provided with substantially the same rights (and be subject to the same restrictions on transfer set forth in the Terms of Issue) regarding pre-emptive rights, board-related rights (including rights with respect to Reserved Matters) and inspection rights as those provided to holders of Class B Shares in the Terms of Issue, as well as registration rights consistent with those provided to MIH Internet in the 2016 Registration Rights Agreement.

In connection with any transfer of Class B Shares to a person other than a Permitted Holder of a number Class B Shares equal to or more than 15% (but less than 30%) of the total voting power of our voting securities, the transferring holder of Class B Shares shall have the option to require us to enter into a separate shareholders’ agreement with the relevant transferee, pursuant to which such transferee shall be provided with substantially the same rights (and be subject to the same restrictions on transfer set forth in the Terms of Issue) regarding pre-emptive rights, board-related rights (but excluding rights with respect to Reserved Matters) and inspection rights as those provided to holders of Class B Shares in the Terms of Issue, as well as registration rights consistent with those provided to MIH Internet in the 2016 Registration Rights Agreement.

Inspection and Information Rights

For so long as the Permitted Holders beneficially own 10% or more of our issued and outstanding voting securities, Class B Members shall be entitled to have reasonable access to our personnel, properties, systems, contracts, records and representatives, subject to certain exceptions.

Differences in Corporate Law

The Mauritius Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of the significant differences between the provisions of the Mauritius Companies Act applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Pursuant to the Mauritius Companies Act, subject to certain exceptions prescribed in the Mauritius Companies Act, a Mauritius company shall not enter into the following transactions unless the transaction is approved by special resolution or contingent on approval by special resolution of the shareholders of the company:

(a)	the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 75.0% of the value of the company’s assets before the acquisition;

(b)	the disposition of, or an agreement to dispose of, whether contingent or not, assets of the company the value of which is more than 75.0% of the value of the company’s assets before the disposition; or

(c)	a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liabilities the value of which is more than 75.0% of the value of the company’s assets before the transaction (provided that this will not apply by reason only of the company giving, or entering into an agreement to give, a charge secured over assets of the company, the value of which is more than 75.0% of the value of the company’s assets for the purpose of securing the repayment of money or the performance of an obligation).

Under the Mauritius Companies Act, a special resolution is a resolution that is approved by a majority of 75.0% or, if a higher majority is required by the constitution of a Mauritius company, that higher majority, of the votes of those shareholders entitled to vote and voting on the question.

Where a transaction involves the acquisition or disposition or the acquiring of rights, interests or incurring obligations of, in any case, more than half the value of the Mauritius company’s assets, subject to certain exceptions prescribed in the Mauritius Companies Act, the transaction has to be approved by ordinary resolution or contingent on approval by ordinary resolution, and a Mauritius company shall not enter into the following transactions unless the transaction is approved by ordinary resolution or contingent on approval by ordinary resolution of the shareholders of the company:

(a)	the acquisition of, or an agreement to acquire, whether contingent or not, assets the value of which is more than 50.0% of the value of the company’s assets before the acquisition;

(b)	the disposition of, or an agreement to dispose of, whether contingent or not, assets of the company the value of which is more than 50.0% of the value of the company’s assets before the disposition; or

(c)	a transaction that has or is likely to have the effect of the company acquiring rights or interests or incurring obligations or liabilities the value of which is more than 50.0% of the value of the company’s assets before the transaction (provided that this will not apply by reason only of the company giving, or entering into an agreement to give, a charge secured over assets of the company, the value of which is more than 50.0% of the value of the company’s assets for the purpose of securing the repayment of money or the performance of an obligation).

Under the Mauritius Companies Act, an ordinary resolution is a resolution that is approved by a simple majority of the votes of those shareholders entitled to vote and voting on the matter which is the subject of the resolution.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Mauritius law requires an amalgamation proposal to be approved by the directors of each constituent company and by special resolution of the shareholders of each constituent company.

A merger between a Mauritius parent company and its Mauritius subsidiary or subsidiaries does not require approval by a resolution of shareholders. For this purpose a “subsidiary” has the meaning assigned to it by the Mauritius Companies Act.

Save in certain circumstances, a dissenting shareholder of a Mauritius constituent company is entitled to payment of the fair and reasonable price for his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will normally preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies where the Supreme Court of Mauritius, on the application of the company or, with leave of the court, any shareholder or creditor of the company, may order that an arrangement or amalgamation or compromise shall be binding on the company and on such other persons or classes of persons as the court may specify and any such order may be made on such terms and conditions as the court thinks fit.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff, but under the Mauritius Companies Act, the Mauritius courts may grant leave to a shareholder (including a minority shareholder) to bring a derivative action.

Indemnification of Directors and Executive Officers and Limitation of Liability

Under the Mauritius Companies Act, a company may indemnify a director or employee of the company or a related company for any costs incurred by him or the company in respect of any proceedings (a) that relates to liability for any act or omission in his capacity as a director or employee and (b) in which judgment is given in his favor, in which he is acquitted, which is discontinued, in which he is granted relief under section 350 of the Mauritius Companies Act or where proceedings are threatened and such threatened action is abandoned or not pursued.

The Mauritius Companies Act further provides that a company may indemnify a director or employee of the company or a related company in respect of (a) liability to any person, other than the company or a related company, for any act or omission in his capacity as a director or employee or (b) costs incurred by that director or employee in defending or settling any claim or proceedings relating to any such liability, save in respect of any criminal liability or liability in respect of a breach (in the case of a director) of the duty to exercise his powers honestly in good faith in the best interests of the company. Our Constitution provides for indemnification, to the extent permitted by Mauritius law, of our directors and officers for costs, charges, losses, expenses and liabilities incurred or sustained by them in the execution and discharge of their duties in their respective offices or in relation thereto, except in respect of their own fraud or dishonesty.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Mauritius law, a director of a Mauritius company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes duties to the company that include a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party.

Under the Mauritius Companies Act, our directors have a duty to our company to exercise their powers honestly, in good faith and in the best interests of our company. Our directors also have a duty to our company to exercise the degree of care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances. Where a director of a public company also holds office as an executive, the director is required under Mauritius law to exercise that degree of care, diligence and skill which a reasonably prudent and competent executive in that position would exercise. In fulfilling their duty of care to our company, our directors must ensure compliance with the Mauritius Companies Act and our Constitution, as amended from time to time.

Neither Mauritius law nor our Constitution requires the majority of our directors to be independent.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Mauritius law provides that, save for the annual meeting of a company, shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held or by resolution in writing signed by shareholders holding not less than 75.0% of the votes entitled to be cast on that resolution, or such percentage above 75.0% as is required under the constitution.

Shareholder Meetings

Shareholders of a Delaware corporation generally do not have the right to call meetings of shareholders unless that right is granted in the certificate of incorporation or bylaws. However, if a corporation fails to hold its annual general meeting within a period of 30 days after the date designated for the annual meeting, or if no date has been designated for a period of 13 months after its last annual general meeting, the Delaware Court of Chancery may order a meeting to be held upon the application of a shareholder.

Mauritius law and our Constitution allow our shareholders to requisition a shareholders’ meeting. We are obliged by law to call a shareholders’ annual meeting once every year.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Mauritius law, our Constitution does not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Constitution, directors may be removed by ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains business combination provisions applicable to Delaware corporations whereby, unless a corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. Subject to specified exceptions, an interested shareholder is a person or a group that owns 15.0% or more of the corporation’s outstanding voting stock (including any rights to acquire stock pursuant to an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only), or is an affiliate or associate of the corporation and was the owner of 15.0% or more of the corporation’s outstanding voting stock at any time within the previous three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction that resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

There is no such statutory provision under Mauritius law restricting transactions between a company and its significant shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by all shareholders entitled to vote thereon. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Mauritius law, a company may be wound up by either an order of the courts of Mauritius or by a special resolution of its members or, if the company is unable to pay its debts, by a special resolution of its members with leave of the court. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under the Insolvency Act 2009 of Mauritius, our company may be dissolved, liquidated or wound up by special resolution of our shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Mauritius law and our Constitution, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Mauritius law, our Constitution may only be amended by special resolution of our shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Constitution on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Issuance of Preferred Shares

Our Constitution allows for our company to issue preferred shares. Our Constitution provides that the directors of our company may offer, issue, grant options over or otherwise dispose of shares of our company to such persons, at such times and for such consideration and upon such terms and conditions as the board of directors of our company may in its absolute discretion determine (save that no shares shall be issued below the par value of the share) and that any share in our company may be issued with or have attached thereto such rights or restrictions whether in regard to dividend, voting, return of capital or otherwise as our company may determine or, if there has not been any such determination or so far as the same does not make specific provision, as the board of directors of our company may determine.

Compulsory Acquisition

The Financial Services Commission in Mauritius has issued the Securities (Takeover) Rules 2010 (the “Rules”) under the Financial Services Act 2007 of Mauritius and the Mauritius Securities Act which may apply to takeover offers where the offeree is a reporting issuer in Mauritius and to a corporation holding a global business license which is listed on a relevant securities exchange. The Rules include provisions, inter alia, for the making of a mandatory offer and compulsory acquisition of shares. The Rules came into operation on May 1, 2011.

Anti-Takeover Provisions

Mauritius law does not prevent Mauritius companies from adopting a wide range of defensive measures, such as staggered boards, issue of preferred shares, adoption of poison pill shareholder rights plans and provisions that restrict the rights of shareholders to call meetings. Our Constitution includes the following provisions which may be regarded as defensive measures: (i) a staggered board of directors, (ii) the ability to issue preferred shares, (iii) granting directors the absolute discretion to decline to register a transfer of any shares (other than fully paid share), and (iv) requiring that amendments to the Constitution be approved by a special resolution of the shareholders of our company.

Ctrip Investor Rights Agreement

On January 7, 2016, we entered into a purchase agreement pursuant to which we issued and sold $180.0 million of 4.25% convertible notes due 2021, redeemable at par value, in two tranches to Ctrip. On October 28, 2016, we issued an aggregate of 9,857,028 ordinary shares (comprising 659,939 ordinary shares issued from treasury shares held by us and 9,197,089 new ordinary shares) to Ctrip upon conversion of all its convertible notes.

In connection with the issuance of convertible notes to Ctrip, we entered into an Investor Rights Agreement with Ctrip (the “Ctrip Investor Rights Agreement”), pursuant to which Ctrip is entitled to designate one director to our board of directors, which director is also entitled to be nominated or appointed to the compensation committee of our board of directors, subject to the approval of our board of directors (which approval shall not to be unreasonably withheld). Ctrip is entitled to this director nomination right so long as (i) the sum of the number of ordinary shares and the number of ordinary shares into which the then-outstanding convertible notes may be converted, in each case, beneficially owned by Ctrip (together with its subsidiaries) is at least 5,057,952 ordinary shares (subject to adjustment for any share split, share dividend, recapitalization, reclassification or similar transaction in respect of any such ordinary shares); and (ii) the director nomination right has not terminated as a result of any material breach by Ctrip of any provision of the Ctrip Investor Rights Agreement in accordance the terms thereof. On January 27, 2016, James Jianzhang Liang was appointed as a director of our company as a nominee of Ctrip.

On October 18, 2016, we entered into an amendment to the Ctrip Investor Rights Agreement pursuant to which the number of ordinary shares to be beneficially owned by Ctrip in order for it to exercise such board-nomination rights was increased to 9,857,028 ordinary shares (subject to any adjustments described in this section), effective from January 31, 2017. On October 28, 2016, we issued an aggregate of 9,857,028 ordinary shares (comprising 659,939 ordinary shares issued from treasury shares held by us and 9,197,089 new ordinary shares) to Ctrip upon conversion of all its convertible notes.

Subject to the terms and conditions of the Ctrip Investor Rights Agreement, Ctrip and its subsidiaries are prohibited from transferring, directly or indirectly, any ordinary shares to our competitors, a list of which was amended in connection with the amendment to the Ctrip Investor Rights Agreement and which may be updated upon mutual agreement from time to time.

Registration Rights

Pursuant to the 2016 Registration Rights Agreement and 2017 Registration Rights Agreement (as defined below), we have granted certain registration rights to the shareholders party thereto, as described below.

2016 Registration Rights Agreement

Under the 2016 Registration Rights Agreement, we granted certain registration rights to the shareholders party thereto, including Ctrip, and their permitted transferees (the “2016 Shareholders”). The registration rights granted pursuant to the Fourth Amended and Restated Shareholders’ Agreement between us and the shareholders party thereto and the Ctrip Investor Rights Agreement were superseded by and replaced with the registration rights provisions in the 2016 Registration Rights Agreement.

Under the 2016 Registration Rights Agreement, at any time after April 16, 2017, one or more 2016 Shareholders are entitled to demand registration of their ordinary shares having a proposed aggregate offering price (net of underwriting commissions) of at least $5 million (unless such 2016 Shareholder is proposing to sell all of its remaining shares) (“Registrable Amount”). We will not be required to effect more than two demand registrations per Shareholder Group (as defined in the 2016 Registration Rights Agreement) in any twelve month period. Furthermore, we will not be obligated to (a) maintain the effectiveness of a registration statement filed pursuant to a demand registration for a period longer than 180 days (or three years in the case of a shelf registration statement) or (b) effect any demand registration (i) within 90 days of a “firm commitment” underwritten registration in which all 2016 Shareholders holding a Registrable Amount are given “piggyback” rights pursuant to the 2016 Registration Rights Agreement and at least 85% of the number of shares requested by each of the 2016 Shareholders to be included in such registration statement are included or (ii) within 90 days of any other demand registration.

We are entitled to postpone the filing of a registration statement or the facilitation of a registered offering for up to 90 days in the event and during such time that our board of directors determines in good faith and in its reasonable judgment that a registration of securities would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of our company or any material transaction under consideration by our company or would require disclosure of information that has not been and is not required to be disclosed to the public, the premature disclosure of which would materially adversely affect our company. We refer to each period of postponement as a “ Blackout Period.” A Blackout Period may not occur more than twice in any period of twelve consecutive months and the total length of all Blackout Periods in any period of twelve consecutive months shall not exceed 120 days in the aggregate.

In the event that we are required to effect a demand registration, MIH Internet shall provide us with any financial information reasonably requested by us in connection with the preparation and delivery of any pro forma financial statements or historical consolidated financial statements required to be included in the applicable registration statement.

Whenever we propose to register any of our securities on a registration statement other than on Form F-4 or Form S-8 (or any successor forms thereof) or pursuant to a demand registration or shelf registration, we will give the 2016 Shareholders prompt written notice of the registration and allow the 2016 Shareholders to participate in such registration.

In connection with a demand registration and subject to the availability of a registration statement on Form F-3 (or any successor form) to us, any 2016 Shareholder requesting a demand registration or otherwise participating in such demand registration may by written notice require us to file as soon as practicable (but no later than 60 days after such notification)and use reasonable best efforts to be declared effective by the SEC (within 60 days after such filing date), a shelf registration statement on Form F-3.

We will use reasonable best efforts to keep shelf registration statements demanded by any 2016 Shareholder continuously effective until the earlier of (a) three years after the shelf registration statement has been declared effective and (b) the date on which all registrable securities covered by a shelf registration statement have been sold thereunder. We will not be required to file more than two shelf registration statements per 2016 Shareholder in any twelve month period. We will also be entitled to require 2016 Shareholders to suspend the use of prospectuses for sale under the shelf registration statement for any Blackout Period.

In connection with any underwritten offering of securities, each 2016 Shareholder participating in such offering agrees to enter into customary lock-up agreements, restricting transfers of their shares in our company.

All fees and expenses incident to our performance under the 2016 Registration Rights Agreement will be borne by us. Each 2016 Shareholder participating in a registration will pay its pro rata portion (based on the number of securities registered in the offering) of all underwriting discounts and commissions and transfer taxes, if any, relating to the sale of such 2016 Shareholder’s securities pursuant to any registration.

2017 Registration Rights Agreement

Under the 2017 Registration Rights Agreement, the selling shareholders other than Ctrip, which is a party to the 2016 Registration Rights Agreement (collectively, and together with their permitted transferees, the “2017 Shareholders”), were granted registration rights as described below.

Under the 2017 Registration Rights Agreement, we are required to file a registration statement covering 4,583,334 ordinary shares issued in the Private Placement (the “Placement Shares”) by July 19, 2017 and to have it declared effective by August 18, 2017 (provided that there is no review of the registration statement by the SEC).

We are required to keep the registration statement effective until the earliest of (a) two years following the date the registration statement is first declared effective, (b) the date all of the Placement Shares have been sold, or (c) the date that all of the Placement Shares may be sold without volume or manner-of-sale restrictions pursuant to Rule 144 of the Securities Act and without the requirement for us to be in compliance with the current public information requirement under Rule 144 of the Securities Act.

If (i) the initial registration statement is not filed prior to the filing deadline or if the registration statement is filed without affording the 2017 Shareholders the opportunity to review and comment on the statement, (ii) the registration statement is not declared effective by the effectiveness deadline or (iii) after the effective date of the registration statement, such statement ceases for any reason (other than due to the inaccuracy of information regarding the 2017 Shareholders) or 2017 Shareholders cannot use the prospectus under such registration statement for more than 30 consecutive days or 60 non-consecutive days in a twelve-month period, then on the date of such event and each monthly anniversary thereafter, we are obligated to pay each 2017 Shareholder partial liquidated damages of 1% of the consideration paid for the Placement Shares, up to a maximum of 6% of the consideration paid.

All fees and expenses incident to our performance under the 2017 Registration Rights Agreement are to be borne by us, including all reasonable fees and expenses of our counsel and independent registered public accountants; provided, however, we are not responsible for any broker or similar commissions or legal fees and other costs of any 2017 Shareholder.

PLAN OF DISTRIBUTION

The selling shareholders may offer and sell the ordinary shares covered by this prospectus in any one or more of the following ways from time to time:

•	on the Nasdaq Stock Market or any other national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	through agents;

•	to or through underwriters;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	in “at the market” offerings, within the meaning of Rule 415(a)(4) of the Securities Act, to or through a market maker or into an existing trading market on an exchange or otherwise;

•	directly by any selling shareholder to purchasers, including through a specific bidding, auction or other process;

•	through a combination of any of these methods of sale; or

•	through any other method permitted pursuant to applicable law.

If required by applicable law, we will describe in a prospectus supplement the particular terms of the offering of ordinary shares, including the following:

•	the names of any underwriters, dealers or agents;

•	the purchase price of the ordinary shares and the net proceeds from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price and any discounts or concessions allowed or reallowed or paid to dealers;

•	any securities exchanges on which ordinary shares may be listed; and

•	any other information we think is material.

Any sale or distribution may be effected by the selling shareholders:

•	at market prices prevailing at the time of sale;

•	at prices related to such prevailing market prices;

•	at varying prices determined at the time of sale; or

•	at negotiated or fixed prices, which may be changed from time to time.

In addition, any selling shareholder may sell any ordinary shares covered by this prospectus in private transactions or under Rule 144 of the Securities Act rather than pursuant to this prospectus if the conditions to sale under Rule 144A are met.

The selling shareholders may sell ordinary shares directly or through agents designated from time to time. Any agent in the offer or sale of ordinary shares for which this prospectus is delivered will be named, and any commissions payable to that agent will be set forth, in the prospectus supplement. Unless indicated in the prospectus supplement, the agents will have agreed to use their reasonable best efforts to solicit purchases for the period of their appointment.

In connection with the sale of ordinary shares covered by this prospectus, broker-dealers may receive commissions or other compensation in the form of commissions, discounts or concessions. Broker-dealers may also receive compensation from purchasers of ordinary shares for whom they act as agents or to whom they sell as principals or both. Compensation as to a particular broker-dealer may be in excess of customary commissions or in amounts to be negotiated. In connection with any underwritten offering, underwriters may receive compensation in the form of discounts, concessions or commissions from a selling shareholder or from purchasers of the shares for whom they act as agents. Underwriters may sell the ordinary shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Any underwriters, broker-dealers, agents or other persons acting on behalf of a selling shareholder that participate in the distribution of the ordinary shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any profit on the sale of the ordinary shares by them and any discounts, commissions or concessions received by any of those underwriters, broker-dealers, agents or other persons may be deemed to be underwriting discounts and commissions under the Securities Act.

In connection with the distribution of the ordinary shares covered by this prospectus or otherwise, a selling shareholder may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with a selling shareholder. A selling shareholder may also sell ordinary shares short and deliver the ordinary shares offered by this prospectus to close out short positions. A selling shareholder may also enter into options or other transactions with a broker-dealer or other financial institution that require the delivery to such broker-dealer or other financial institution of ordinary shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction. A selling shareholder may also from time to time pledge our securities pursuant to the margin provisions of customer agreements with a broker. Upon our default, the broker may offer and sell such pledged shares from time to time pursuant to this prospectus, as supplemented or amended to reflect such transaction.

At any time a particular offer of the ordinary shares covered by this prospectus is made, a revised prospectus or prospectus supplement, if required, will be distributed that will set forth the aggregate number of ordinary shares covered by this prospectus being offered and the terms of the offering, including the name or names of any underwriters, dealers, brokers or agents, any discounts, commissions, concessions and other items constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to dealers. Such prospectus supplement, and, if necessary, a post-effective amendment to the registration statement of which this prospectus is a part, will be filed with the SEC to reflect the disclosure of additional information with respect to the distribution of the ordinary shares covered by this prospectus. In order to comply with the securities laws of certain states, if applicable, the ordinary shares sold under this prospectus may only be sold through registered or licensed broker-dealers. In addition, in some states ordinary shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.

In connection with an underwritten offering, any selling shareholder would execute an underwriting agreement with an underwriter or underwriters. Unless otherwise indicated in the revised prospectus or applicable prospectus supplement, such underwriting agreement would provide that the obligations of the underwriter or underwriters are subject to certain conditions precedent, and that the underwriter or underwriters with respect to a sale of the covered shares will be obligated to purchase all of the covered shares, if any such ordinary shares are purchased. A selling shareholder may grant to the underwriter or underwriters an option to purchase additional ordinary shares at the public offering price, less any underwriting discount, as may be set forth in the revised prospectus or applicable prospectus supplement. If a selling shareholder grants any such option, the terms of that option will be set forth in the revised prospectus or applicable prospectus supplement.

Underwriters, agents, brokers or dealers may be entitled, pursuant to relevant agreements entered into with us, to indemnification by us or a selling shareholder against certain civil liabilities, including liabilities under the Securities Act that may arise from any untrue statement or alleged untrue statement of a material fact, or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the underwriters, agents, brokers or dealers may be required to make. Under the 2016 Registration Rights Agreement and the 2017 Registration Rights Agreement, we have agreed to indemnify the selling shareholders against certain liabilities related to the sale of the ordinary shares, including liabilities arising under the Securities Act. The selling shareholders have agreed to indemnify us against certain liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, any supplement or amendment hereto, or in the registration statement of which this prospectus forms a part, subject to the terms and conditions of the 2016 Registration Rights Agreement and the 2017 Registration Rights Agreement. Under the 2016 Registration Rights Agreement and the 2017 Registration Rights Agreement, we have also agreed to pay the costs, expenses and fees of registering the ordinary shares, other than applicable underwriting discounts, commissions and transfer taxes.

The selling shareholders and any other person participating in such distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the ordinary shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the ordinary shares to engage in market-making activities with respect to the ordinary shares. All of the foregoing may affect the marketability of the ordinary shares and the ability of any person or entity to engage in market-making activities with respect to the ordinary shares.

There can be no assurance that any selling shareholder will sell any or all of the ordinary shares registered pursuant to the registration statement of which this prospectus is a part.

TAXATION

The following discussion of the material Mauritius and US federal income tax consequences of an investment in our ordinary shares is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This discussion does not deal with all possible tax consequences relating to an investment in our ordinary shares, such as the tax consequences under state, local, non-US and non-Mauritian tax laws. To the extent that the discussion relates to matters of Mauritius tax law, it represents the opinion of Appleby, our special Mauritian counsel.

Mauritius Tax Consequences

Our company holds a valid Category 1 Global Business License issued by the Financial Services Commission in Mauritius. Our company holds a specific Tax Residence Certificate for India, valid until May 4, 2018, and a general Tax Residence Certificate for all jurisdictions, valid until May 8, 2018, from the Mauritius Revenue Authority, as per the guidelines prescribed by the Mauritius Revenue Authority. These certificates are required for the avoidance of double taxation under the Agreements for the Avoidance of Double Taxation signed between Mauritius and other jurisdictions, including India.

The Income Tax Act 1995 of Mauritius imposes a tax in Mauritius on the chargeable income of our company at the rate of 15%. However, under the Income Tax (Foreign Tax Credit) Regulations 1996 of Mauritius, subject to the Income Tax Act 1995 and the regulations of the Income Tax (Foreign Tax Credit) Regulations 1996, credit is allowed for foreign tax on the foreign source income of a resident of Mauritius against Mauritius tax computed by reference to the same income, and where credit is allowed against Mauritius tax chargeable in respect of any income, the amount of Mauritius tax so chargeable shall be reduced by the amount of the credit. Under the Income Tax Act 1995, “foreign source income” means income which is not derived from Mauritius and includes in the case of a corporation holding a Category 1 Global Business License under the Financial Services Act 2007 of Mauritius, income derived from its transactions with non-residents or corporations holding a Category 1 Global Business License under the Financial Services Act. Subject to the provisions of the Income Tax (Foreign Tax Credit) Regulations 1996, no credit is allowed in respect of foreign tax unless written evidence is presented to the Mauritius Revenue Authority showing the amount of foreign tax which has been charged and for this purpose, “written evidence” includes a receipt of the relevant authorities of the foreign country for the foreign tax or any other evidence that the foreign tax has been deducted or paid to the relevant authorities of that country. However, pursuant to regulation 8 of the Income Tax (Foreign Tax Credit) Regulations 1996, if written evidence is not presented to the Mauritius Revenue Authority showing the amount of foreign tax charged on our foreign source income, the amount of foreign tax shall nevertheless be conclusively presumed to be equal to 80% of the Mauritius tax chargeable with respect to that income and in such circumstance, the effective tax rate in Mauritius on our chargeable income would be 3%.

Following amendments to the Financial Services Act 2007 of Mauritius pursuant to the Finance (Miscellaneous Provisions) Act 2010 in December 2010, Mauritius companies holding a Category 1 Global Business License, or GBC1, issued by the Financial Services Commission in Mauritius are permitted to conduct business both in and outside Mauritius (instead of outside Mauritius only). The operations of a GBC1 company in Mauritius will be subject to tax on chargeable income at the rate of 15% in Mauritius. Mauritius currently has no capital gains tax and has no taxation in the nature of a withholding tax on the payment of dividends. There is no withholding tax requirement on interest or royalties payments applicable to us as a holder of a Category 1 Global Business License issued by the Financial Services Commission in Mauritius where such interest is paid to a non-resident of Mauritius not carrying on any business in Mauritius and such royalties are paid to non-residents of Mauritius. There is no estate duty, inheritance tax or gift tax in Mauritius.

Under existing Mauritius laws:

•	no capital, transfer or registration duties are levied in Mauritius on the issue, purchase or sale of our ordinary shares;

•	dividend payments or other distributions to holders of our ordinary shares are exempt from Mauritius tax, and no withholding will be required of our company on dividend payments or other distributions; and

•	gains derived from the sale or disposition of our ordinary shares will not be subject to Mauritius tax.

There are currently no exchange controls or currency exchange restrictions in Mauritius.

Prospective investors are advised to consult their tax advisors with respect to their particular tax situations and the tax effects of an investment in our shares.

US Federal Income Taxation

The following discussion describes certain material US federal income tax consequences to US Holders (as defined below) under current law of an investment in our ordinary shares. This discussion applies only to US Holders that hold the ordinary shares as capital assets (generally, property held for investment) and that have US dollars as their functional currency. This discussion is based on the tax laws of the United States in effect as of the date of this prospectus and on US Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, as well as judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which change could apply retroactively and could affect the tax consequences described below.

The following discussion does not deal with the tax consequences to any particular investor or to persons in special tax situations such as:

•	banks and other financial institutions;

•	insurance companies;

•	regulated investment companies;

•	real estate investment trusts;

•	broker-dealers;

•	traders that elect to use a mark-to-market method of accounting;

•	US expatriates;

•	tax-exempt entities;

•	persons liable for alternative minimum tax;

•	persons holding ordinary shares as part of a straddle, hedging, conversion or integrated transaction;

•	persons that actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock;

•	persons who acquired ordinary shares pursuant to the exercise of any employee share option or otherwise as compensation;

•	US Holders that own ordinary shares through a non-US intermediary; or

•	partnerships or other pass-through entities, or persons holding ordinary shares through such entities.

The discussion also does not deal with the consequences of the Medicare tax on “net investment income” or any US federal estate or gift tax consequences.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE APPLICATION OF THE US FEDERAL TAX RULES TO THEIR PARTICULAR CIRCUMSTANCES AS WELL AS THE STATE, LOCAL, NON-US AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES.

The discussion below of the US federal income tax consequences to “US Holders” will apply to you if you are a beneficial owner of our ordinary shares and you are, for US federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for US federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to US federal income taxation regardless of its source; or

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons for all substantial decisions or (2) has a valid election in effect under applicable US Treasury regulations to be treated as a United States person (a “US Holder”).

The tax treatment of a partnership (or other entity or arrangement taxable as a partnership for US federal income tax purposes) that holds our ordinary shares and of a partner in such a partnership will depend on the status of such partner and the activities of such partnership. If you are a partner in such partnership, you should consult your tax advisors.

Dividends and Other Distributions

Subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount (in US dollars) of any distribution we make to you with respect to our ordinary shares (including the amount of any non-US taxes withheld therefrom) will generally be includible in your gross income as dividend income, but only to the extent that such distribution is paid out of our current or accumulated earnings and profits (as determined under US federal income tax principles). Amounts not treated as dividend income for US federal income tax purposes will constitute a return of capital and will first be applied against and reduce the tax basis in your ordinary shares, but not below zero. Distributions in excess of our current and accumulated earnings and profits and your tax basis in the ordinary shares will be treated as capital gain realized on the sale or other disposition of the ordinary shares. However, we do not intend to calculate our earnings and profits under US federal income tax principles. Therefore, you should expect that any distribution we make to you will be reported as a dividend even if such distribution would otherwise be treated as a non-taxable return of capital or as capital gain under the rules described above. Any dividends we pay will not be eligible for the dividends-received deduction allowed to corporations in respect of dividends received from other US corporations.

With respect to certain non-corporate US Holders, including individual US Holders, dividends may be taxed at the lower capital gains rate applicable to “qualified dividend income,” provided that (1) our ordinary shares are readily tradable on an established securities market in the United States, (2) we are neither a PFIC nor treated as such with respect to you for the taxable year in which the dividend is paid and the preceding taxable year, (3) certain holding period requirements are met and (4) certain other requirements are met. Under US Internal Revenue Service authority, common or ordinary shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States if they are listed on the Nasdaq Global Market, as our ordinary shares are. You should consult your tax advisors regarding the availability of the lower tax rate applicable to qualified dividend income for any dividends we pay with respect to our ordinary shares, as well as the effect of any change in applicable law after the date of this prospectus.

For foreign tax credit purposes, the limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, any dividends we pay with respect to our ordinary shares will generally be treated as foreign source income and constitute “passive category income” but could, in the case of certain US Holders, constitute “general category income.” If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividends taken into account for purposes of calculating the foreign tax credit limitation will be limited to the gross amount of the dividends, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisors regarding the availability of a foreign tax credit in your particular circumstances.

Dispositions

Subject to the PFIC rules discussed below, you will recognize capital gain or loss on any sale, exchange or other taxable disposition of an ordinary share equal to the difference between the amount realized (in US dollars) for the ordinary share and your adjusted tax basis (in US dollars) in the ordinary share. If you are a non-corporate US Holder, including an individual US Holder, that has held the ordinary share for more than one year, you may be eligible for reduced tax rates. The deductibility of capital losses is subject to limitations. Any gain or loss that you recognize on a disposition of our ordinary shares will generally be treated as US source income or loss for foreign tax credit limitation purposes. US Holders are urged to consult their tax advisors regarding the tax consequences if a non-US tax is imposed on a disposition of our ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company

Based on, among other things, the current and anticipated valuation of our assets and composition of our income and assets, we do not believe we will be a PFIC for US federal income tax purposes for our current taxable year or will become a PFIC in the foreseeable future. However, the application of the PFIC rules is subject to uncertainty in several respects. In addition, a separate determination must be made after the close of each taxable year as to whether we were a PFIC for that year. Accordingly, we cannot assure you that we will not be a PFIC for our current taxable year or any future taxable year. Because PFIC status is a factual determination for each taxable year that cannot be made until after the close of each such year, Latham & Watkins LLP, our US counsel, expresses no opinion with respect to our PFIC status or our expectations set forth in this paragraph.

A non-US corporation will be a PFIC for any taxable year if either:

•	at least 75% of its gross income for such year is passive income; or

•	at least 50% of the value of its assets (based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income (the “asset test”).

For this purpose, we will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, at least 25% (by value) of the stock.

Because the value of our assets for purposes of the asset test will generally be determined in part by reference to the market price of our ordinary shares, fluctuations in the market price of the ordinary shares may cause us to become a PFIC. In addition, changes in the composition of our income or assets may cause us to become a PFIC. If we are a PFIC for any taxable year during which you hold ordinary shares, we will continue to be treated as a PFIC with respect to you for all succeeding years during which you hold the ordinary shares, unless we cease to be a PFIC and you make a “deemed sale” election with respect to the ordinary shares. If such election is made, you will be deemed to have sold the ordinary shares you hold at their fair market value and any gain from such deemed sale would be subject to the rules described in the following two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, your ordinary shares with respect to which such election was made will not be treated as shares in a PFIC.

For each taxable year that we are treated as a PFIC with respect to you, you will be subject to special tax rules with respect to any “excess distribution” you receive and any gain you recognize from a sale or other disposition (including a pledge) of the ordinary shares, unless you make a “mark-to-market” election as discussed below. Distributions you receive in a taxable year that are greater than 125% of the average annual distributions you received during the shorter of the three preceding years or your holding period for the ordinary shares will be treated as an excess distribution. Under these special tax rules:

•	the excess distribution or recognized gain will be allocated ratably over your holding period for the ordinary shares;

•	the amount allocated to the current taxable year and any taxable years in your holding period prior to the first taxable year in which we were a PFIC will be treated as ordinary income; and

•	the amount allocated to each other taxable year will be subject to the highest tax rate in effect for individuals or corporations, as applicable, for each such year and the interest charge applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year.

The tax liability for amounts allocated to taxable years prior to the year of disposition or excess distribution cannot be offset by any net operating losses for such years, and gains (but not losses) from a sale or other disposition of our ordinary shares cannot be treated as capital, even if you hold the ordinary shares as capital assets.

If we are treated as a PFIC with respect to you for any taxable year, to the extent any of our subsidiaries are also PFICs or we make direct or indirect equity investments in other entities that are PFICs, you will be deemed to own the shares in such lower-tier PFICs that are directly or indirectly owned by us in that proportion that the value of the ordinary shares you own bears to the value of all of our ordinary shares, and you may be subject to the rules described in the preceding two paragraphs with respect to the shares of such lower-tier PFICs that you would be deemed to own. You should consult your tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

A US Holder of “marketable stock” (as defined below) of a PFIC may make a mark-to-market election for such stock to elect out of the PFIC rules described above regarding excess distributions and recognized gains. If you make a mark-to-market election for our ordinary shares, you will include in gross income for each year that we are a PFIC an amount equal to the excess, if any, of the fair market value of the ordinary shares you hold as of the close of your taxable year over your adjusted tax basis in such ordinary shares. You will be allowed a deduction for the excess, if any, of the adjusted tax basis of the ordinary shares over their fair market value as of the close of the taxable year. However, deductions will be allowable only to the extent of any net mark-to-market gains on the ordinary shares included in your income for prior taxable years. Amounts included in your gross income under a mark-to-market election, as well as any gain from the actual sale or other disposition of the ordinary shares, will be treated as ordinary income. Ordinary loss treatment will apply to the deductible portion of any mark-to-market loss on the ordinary shares, as well as to any loss from the actual sale or other disposition of the ordinary shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such ordinary shares. Your tax basis in the ordinary shares will be adjusted to reflect any such income or loss amounts. If you make a mark-to-market election, the tax rules that apply to distributions by corporations that are not PFICs would apply to any distributions that we make, except that the lower tax rate applicable to qualified dividend income (discussed above under “— Dividends and Other Distributions”) generally would not apply.

The mark-to-market election is available only for “marketable stock,” which is stock that is traded in greater than de minimis quantities on at least 15 days during each calendar quarter (“regularly traded”) on a qualified exchange or other market, as defined in applicable US Treasury regulations. Our ordinary shares are listed on the Nasdaq Global Market, which is a qualified exchange or other market for these purposes. Consequently, if the ordinary shares are regularly traded and you are a holder of the ordinary shares, we expect that the mark-to-market election would be available to you if we were to become a PFIC. Because a mark-to-market election cannot be made for equity interests in any lower-tier PFICs that we own (unless shares of such lower-tier PFIC are themselves “marketable”), a US Holder may continue to be subject to the PFIC rules described above regarding excess distributions and recognized gains with respect to its indirect interest in any investments held by us that are treated as an equity interest in a PFIC for US federal income tax purposes. You should consult your tax advisors as to the availability and desirability of a mark-to-market election, as well as the impact of such election on interests in any lower-tier PFICs.

Alternatively, a US person that owns stock of a PFIC generally may make a “qualified electing fund” election with respect to such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. A US person that makes a qualified electing fund election with respect to a PFIC will generally include in gross income for a taxable year such US person’s pro rata share of the corporation’s earnings and profits for the taxable year. However, the qualified electing fund election is available only if the PFIC provides such US person with certain information regarding its earnings and profits as required under applicable US Treasury regulations. We currently do not intend to prepare or provide the information that would enable you to make a qualified electing fund election.

Each US shareholder of a PFIC is required to file an annual report containing certain information as required by the applicable US Treasury regulations. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding the application of the PFIC rules to your investment in our ordinary shares and the elections discussed above.

Information Reporting and Backup Withholding

Dividend payments with respect to ordinary shares and proceeds from the sale, exchange or other disposition of ordinary shares may be subject to information reporting to the US Internal Revenue Service and possible US backup withholding at a current rate of 28%. Backup withholding will not apply, however, to a US Holder that furnishes a correct taxpayer identification number and makes any other required certification on US Internal Revenue Service Form W-9 or that is otherwise exempt from backup withholding. US Holders that are exempt from backup withholding should still complete US Internal Revenue Service Form W-9 to avoid possible erroneous backup withholding. You should consult your tax advisors regarding the application of the US information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your US federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing an appropriate claim for refund with the US Internal Revenue Service and furnishing any required information in a timely manner.

Additional Reporting Requirements

US individuals (and certain entities) that own “specified foreign financial assets” with an aggregate value in excess of certain threshold amounts are generally required to file an information report with respect to such assets with their tax returns. Our ordinary shares are expected to constitute specified foreign financial assets subject to these requirements unless the ordinary shares are held in an account at certain financial institutions. US Holders should consult their tax advisers regarding the application of this requirement to their ownership of our shares.

If you are in any doubt about the contents of this document, you should consult your tax advisor, stockbroker, bank manager, attorney, accountant or other financial advisor.

LEGAL MATTERS

The validity of our ordinary shares will be passed upon by Appleby, our Mauritian counsel. Certain legal matters relating to US federal securities law in connection with any offering pursuant to this prospectus will be passed upon for us by Latham  & Watkins LLP, our US counsel.

EXPERTS

The consolidated financial statements of MakeMyTrip Limited as of March 31, 2017 and 2016, and for each of the years in the three-year period ended March 31, 2017, and management’s assessment of the effectiveness of our internal control over financial reporting as of March 31, 2017, have been incorporated by reference herein in reliance upon the reports of KPMG, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing. The audit report on the effectiveness of internal control over financial reporting as of March 31, 2017, contains an explanatory paragraph that states that management excluded Ibibo Group Holdings (Singapore) Pte. Ltd., acquired in the year ended March 31, 2017, from its assessment of effectiveness of internal control over financial reporting as of March 31, 2017. The consolidated financial statements of MakeMyTrip Limited reflect total assets of $1,209,225 thousands (of which $1,150,682 thousands represent intangible assets and goodwill included within the scope of the assessment) and total revenues of $28,740 thousands associated with this acquired business. This acquired business was also excluded from the scope of our audit of internal control over financial reporting as of March 31, 2017.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form F-3, of which this prospectus is part, with respect to the ordinary shares the selling shareholders may offer from time to time. This prospectus and any accompanying prospectus supplement do not contain all the information contained in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the ordinary shares the selling shareholders may offer. Statements we make in this prospectus and any accompanying prospectus supplement about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement, because those statements are qualified in all respects by reference to those exhibits. The registration statement, including exhibits and schedules, is on file at the offices of the SEC and may be inspected without charge.

We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Under the Exchange Act, we are required to file annual, quarterly and special reports and other information with the SEC. As a foreign private issuer, we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act.

Information filed with the SEC by us can be inspected and copied at the Public Reference Room maintained by the SEC at 100F Street, N.E., Washington, D.C. 20549. You may also obtain copies of this information by mail from the Public Reference Section of the SEC at prescribed rates. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330.

The SEC also maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our website address is www.makemytrip.com or MakeMyTrip.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this prospectus the information in documents we file or furnish with it. This means that we can disclose important information to you by referring you to those documents. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents shall not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings or furnishings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In other words, in the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later.

We incorporate by reference the documents listed below:

•	the information set forth in our Form 6-K (File No. 001-34837) furnished to the SEC on October 19, 2016;

•	the information set forth in Exhibit 99.1 in our Form 6-K (File No. 001-34837) furnished to the SEC on December 2, 2016;

•	the information set forth in our Form 6-K (File No. 001-34837) furnished to the SEC on May 2, 2017;

•	the information set forth in Exhibits 99.1, 99.2 and 99.3 in our Form 6-K (File No. 001-34837) furnished to the SEC on July 18, 2017;

•	our annual report on Form 20-F (File No. 001-34837) for the fiscal year ended March 31, 2017 filed with the SEC on July 18, 2017;

•	the description of our ordinary shares contained in our registration statement on Form 8-A (File No. 001-34837) filed with the SEC on July 30, 2010, including any amendment and report subsequently filed for the purpose of updating that description; and

•	with respect to each offering of ordinary shares under this prospectus, all subsequent reports on Form 20-F and any report on Form 6-K that indicates it is being incorporated by reference, in each case, that we file or furnish with the SEC on or after the date on which the registration statement is first filed with the SEC and until the termination or completion of that offering under this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC. Copies of all documents incorporated by reference in this prospectus, other than exhibits to those documents unless such exhibits are specially incorporated by reference in this prospectus, will be provided at no cost to each person, including any beneficial owner, who receives a copy of this prospectus on the written or oral request of that person made to:

MakeMyTrip Limited

19th Floor, Building No. 5

DLF Cyber City

Gurgaon, India, 122002

(91-124) 439-5000

Attention: Mohit Kabra, Group Chief Financial Officer

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers

Under Mauritius law, a company may indemnify a director or employee of such company or a related company for any costs incurred by him or such company in respect of any proceedings (a) that relates to liability for any act or omission in his capacity as a director or employee, and (b) in which judgment is given in his favor, or in which he is acquitted, or which is discontinued or in which he is granted relief under section 350 of the Companies Act 2001 (as amended) of Mauritius or where proceedings are threatened and such threatened action is abandoned or not pursued. Mauritius law further provides that a company may indemnify a director or employee of such company or a related company in respect of (a) liability to any person, other than such company or a related company, for any act or omission in his capacity as a director or employee; or (b) costs incurred by that director or employee in defending or settling any claim or proceedings relating to any such liability, save in respect of any criminal liability or liability in respect of a breach (in the case of a director) of the duty to exercise his powers honestly in good faith in the best interests of such company. Our Constitution provides for indemnification, to the extent permitted by Mauritius law, of our directors and officers for costs, charges, losses, expenses and liabilities incurred or sustained by them in the execution and discharge of their duties in their respective offices or in relation thereto, except in respect of their own fraud or dishonesty.

Furthermore, Mauritius law permits us to purchase and maintain insurance for a director or employee of the company or a related company in respect of (a) liability, not being criminal liability, for any act or omission in his capacity as a director or employee; (b) costs incurred by that director or employee in defending or settling any claim or proceeding relating to any such liability; or (c) costs incurred by that director or employee in defending any criminal proceedings (1) that have been brought against the director or employee in relation to any act or omission in that person’s capacity as a director or employee; (2) in which that person is acquitted; or (3) in relation to which a nolle prosequi is entered. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose, with a policy limit of $30 million, with Side A Director and Officers Liability Excess and Difference in Limits Insurance for an additional $10 million.

Item 9. Exhibits

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

4.1(1)	Terms of Issue of Class B Shares.

4.2(2)	Registration Rights Agreement, dated October 18, 2016, by and among the shareholders party thereto and our company.

4.3(3)	Registration Rights Agreement, dated May 2, 2017, by and among the shareholders party thereto and our company.

5.1**	Opinion of Appleby regarding the validity of the ordinary shares being registered.

8.1**	Opinion of Appleby as to certain Mauritian tax matters (see Exhibit 5.1).

23.1**	Consent of Appleby (see Exhibit 5.1).

23.2**	Consent of KPMG, independent registered public accounting firm.

24.1**	Powers of Attorney (included as part of signature page).

*	To be filed by amendment or incorporated by reference in connection with one or more offerings of the securities registered hereunder.
**	Filed herewith.
(1)	Filed as Exhibit 99.2 to our report on Form 6-K (File No. 001-34837), as furnished to the SEC on October 19, 2016, which exhibit is incorporated herein by reference.
(2)	Filed as Exhibit 99.3 to our report on Form 6-K (File No. 001-34837), as furnished to the SEC on October 19, 2016, which exhibit is incorporated herein by reference.
(3)	Filed as Exhibit 99.3 to our report on Form 6-K (File No. 001-34837), as furnished to the SEC on May 2, 2017, which exhibit is incorporated herein by reference.

Item 10. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (A)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-K if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

(A)	The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Gurgaon, State of Haryana, India on July 18, 2017.

MakeMyTrip Limited

By:	/s/ Mohit Kabra
Name:	Mohit Kabra
Title:	Group Chief Financial Officer

We, the undersigned directors of MakeMyTrip Limited and executive officers of MakeMyTrip Limited and its subsidiaries hereby severally constitute and appoint Deep Kalra, Rajesh Magow and Mohit Kabra, and each of them singly (with full power to each of them to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities indicated on July 18, 2017.

Signature	Title

/s/ Deep Kalra	Director, Group Chairman and Group Chief Executive Officer
Deep Kalra	(group principal executive officer)

/s/ Rajesh Magow	Director and Chief Executive Officer — India
Rajesh Magow

/s/ Ashish Kashyap	Co-Founder and President
Ashish Kashyap

/s/ Mohit Kabra	Group Chief Financial Officer (group principal financial officer and
Mohit Kabra	group principal accounting officer)

/s/ James Jianzhang Liang	Director
James Jianzhang Liang

/s/ Vivek N. Gour	Director
Vivek N. Gour

/s/ Aditya Tim Guleri	Director
Aditya Tim Guleri

Signature	Title

/s/ Gyaneshwarnath Gowrea	Director
Gyaneshwarnath Gowrea

/s/ Oliver Rippel	Director
Oliver Rippel

/s/ Pat Kolek	Director
Pat Kolek

/s/ Charles Searle	Director
Charles Searle

/s/ Yuvraj (Raj) Thacoor	Director
Yuvraj (Raj) Thacoor

/s/ Jonathan I. Huang	Authorized Representative in the United States
Jonathan I. Huang

EXHIBIT INDEX

Exhibit No.	Description

1.1*	Form of Underwriting Agreement.

4.1(1)	Terms of Issue of Class B Shares.

4.2(2)	Registration Rights Agreement, dated October 18, 2016, by and among the shareholders party thereto and our company.

4.3(3)	Registration Rights Agreement, dated May 2, 2017, by and among the shareholders party thereto and our company.

5.1**	Opinion of Appleby regarding the validity of the ordinary shares being registered.

8.1**	Opinion of Appleby as to certain Mauritian tax matters (see Exhibit 5.1).

23.1**	Consent of Appleby (see Exhibit 5.1).

23.2**	Consent of KPMG, independent registered public accounting firm.

24.1**	Powers of Attorney (included as part of signature page).

*	To be filed by amendment or incorporated by reference in connection with one or more offerings of the securities registered hereunder.
**	Filed herewith.
(1)	Filed as Exhibit 99.2 to our report on Form 6-K (File No. 001-34837), as furnished to the SEC on October 19, 2016, which exhibit is incorporated herein by reference.
(2)	Filed as Exhibit 99.3 to our report on Form 6-K (File No. 001-34837), as furnished to the SEC on October 19, 2016, which exhibit is incorporated herein by reference.
(3)	Filed as Exhibit 99.3 to our report on Form 6-K (File No. 001-34837), as furnished to the SEC on May 2, 2017, which exhibit is incorporated herein by reference.